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                                                                    Exhibit 10.4

                              M E M O R A N D U M

To:               Yenho Tree

From:             Tom Cochran, Vice President Operations

Date:             August 17, 1999

Subject:          Job Offer - Managing Director of Asia Pacific


The following outline and paragraphs outline our job offer for the Managing Director of Asia Pacific:

1. Base annual salary of $110,000 with review at 12/31/99 and annually from 12/31/99. Your first day of employment will be on September 1, 1999.

2. Moving cost and associated import duties from Hong Kong to Shanghai, China, paid directly by CES. CES will also provide costs for house hunting and temporary hotel accommodations in Shanghai for 30 days prior to you finding suitable housing.

3. Eligibility for health, dental and life (one time annual base salary) insurance immediately.

4.       Signing Bonus of $5000 less SS taxes.

5. Eligible for 401k program after six months of employment, the company will match on 50% of first 3%.

6. CES will provide housing with maximum rental of $4,000 per month paid directly by CES. The lease will be under the name of CES and will be reviewed on an annual basis.

7. One company paid round-trip airfare per year for your family to Reston, Virginia, which will consist of two business and two economy tickets. You may elect to choose other destinations or make multiple trips as long as the total value does not exceed the normal cost of two business and two economy tickets.

8. Three weeks (15 working days) of vacation per year, four weeks after five years of employment.

9. Current bonus program is computed on EBITA of CES and is paid out as follows for fiscal year 2000. You will have a guaranteed bonus for 1999 of minimum of $12,000 and maximum of $18,333 payable in January 31, 2000.

         a.       80% of Goal - 20% of base pay

         b.       85% of Goal - 30% of base pay

         c.       90% of Goal - 40% of base pay

         d.       100% of Goal- 50% of base pay

10. If terminated for non-fraudulent activities during the first 24 months at Centurion International, we agree to provide 6 months severance package, which will include monthly salary, housing and health care benefits. After 24 months of service, this package will be reduced to 3 months severance.

11.      All reasonable expenses incurred to obtain required work permit.
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12.      Educational expenses for your children at an international school in
         Shanghai of your choice, within reasonable limits. These benefits will be paid directly by CES.

13. Tax equalization. During expatriation, in order to equalize your income tax bill with that of your domestic counterpart at the same salary, a hypothetical U.S. income tax will be calculated from your salary and incentive payments. Hypothetical tax will be determined by the current U,.S. tax rates for your income bracket and at a 14% level of itemization allowance of salary and incentive payments. Centurion will select a local accounting firm to assist in the preparation and filing of your foreign and U.S. income tax returns. Tax equalization calculations will be made periodically to determine your U.S. tax liability as if you were not on a foreign assignment. This would be your maximum total tax liability. You will be responsible for this amount. Any additional U.S. or foreign income tax owed in excess of your maximum total U.S. tax liability will be the responsibility of the Company.

14. For each completed fiscal year of service, you will be eligible to receive an award of stock options from CII. Whether you receive such an award and the terms and conditions of any such award will be determine at the sole discretion of the Board of Directors of Centurion.

15. A Company car will be available to you for company business use. The company will provide necessary maintenance, general upkeep and insurance, as well as fuel and related expenses.

16. Your total compensation will be paid in U.S. Dollars from the payroll of Centurion. Each payment, net of hypothetical tax and employment tax withholding will be automatically deposited in your designated bank in the U.S.

17. Employment Restriction - Conflict of Interest. It is understood that you will not engage in any employment or business enterprises that would in any way conflict with your service and the interests of Centurion. In addition, you agree to comply with all applicable laws in country of assignment and refrain from political activities.

18. Termination - Moving Expenses. If you are terminated while abroad, either at your own or Centurion's option, Centurion will pay moving expenses in accordance with the Company's domestic and foreign moving policy for you and your family along with household goods and furniture back to Reston, Virginia. If you elect not to move within 30 days, the Company will issue cash payment (based on the lowest of three estimates) on the cost of the move plus one way airfare for your family less any moving funds received from a new employer. Either party requires Thirty days' written termination notice.

19. Non-Competition. You agree that you will not, while employed by Centurion or during the 12 month period immediately following your termination of employment, in any place where the Company or its affiliates do business, do any of the following, directly or indirectly, without the prior written consent of the Company (except in your capacity as an employee of the Company, and in the best interests of the Company):

         a. Engage or participate in (as owner, stockholder, lender, promoter, partner, co- venturer, director, officer, employee, agent or consultant) any line of business, the principal activity of which is the design or manufacture of antennas or battery

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                  packs for mobile phones; provided however, that you are not prohibited from owning less than one (1) percent of the outstanding voting shares of any publicly traded company;

         b. Influence or attempt to influence any vendor, customer or potential customer of the Company or its affiliates to terminate or modify any written or oral agreement or course of dealing with the Company or its affiliates;

         c. Influence or attempt to influence any person or entity to terminate or modify any employment, independent contractor, consulting, agency, partnership or other arrangement with the Company or its affiliates; or

         d. Employ (or facilitate the employment by another person or entity) of any person or entity who was employed or engaged by the Company or its affiliates as an employee, agent, consultant or contractor at any time while you were employed by the Company.

         You agree that the restrictions set forth above are reasonable and necessary to protect the legitimate interests of the Company and that the Company would not have entered into this letter agreement 'in the absence of such restrictions.

         You also acknowledge that any breach of the restrictions set forth above will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. You agree that you will not, in any action or proceeding to enforce any of the provisions of this letter agreement, assert the claim or defense that such an adequate remedy at law exists. If any court determines that any of the restrictions set forth above, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, that court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

         These outline and paragraphs encompasses the entire agreement and understanding between the parties hereto with respect to the subject matter of this outline and paragraphs, and there are no other representations, warranties, covenants, agreements, or understanding, oral or otherwise, express or implied, affecting this letter, which are not expressly set forth herein. No delay on the part of a party in exercising any of its respective rights hereunder or the failure to exercise the same, not the acquiescence thereto, shall constitute a waiver, except in the specific instance for which it was given. None of the terms, conditions, or provisions of this letter shall have been held to have been changed, varied, waived, modified, altered or amended except by an instrument in writing signed by both parties hereto.

         In the event that any one or more of the provisions of this letter shall be held to be invalid, illegal or enforceable, the validity, legality and enforceability of the remaining provisions of this letter shall not in any way be affected, or impaired thereby.

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This letter shall be governed by and construed in accordance with the laws of the State of Nebraska, without regard to the application of the principals of conflicts of laws.

IN WITNESS THEREOF, the parties hereto, intending to be legally bound hereby, have set their hands to this Employment Agreement, as of the day and year first above written.

                                  CENTURION INTERNATIONAL, INC.


                                  /s/ Thomas M. Cochran
                                  -------------------------------------
                                  By: Thomas M. Cochran
                                  Title:  Vice President Operations


ACCEPTED AND AGREED:


By:  /s/ Yenho K. Tree
   ---------------------------
         Yenho K. Tree


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